Exhibit 10.1

October 3, 2014

Mr. Michael A. Volpe

17 Apple Tree Court

Marlboro, NJ 07746

Dear Mr. Volpe:

On behalf of CMS Bank (the “Bank”), I am pleased to confirm our employment offer to you under the following terms and conditions:

Title and Reporting Relationship

Your title will be Senior Vice President and Chief Financial Officer. You will report directly to me as President and Chief Executive Officer.

Role and Responsibilities

As the Chief Financial Officer, your primary responsibilities include:

•	Responsibilities set forth in the job description provided in Appendix 1 (see attached); and

•	Serving as liaison to Putnam County Savings Bank with respect to conversion matters to facilitate the anticipated merger between CMS Bancorp, Inc., the Bank and Putnam County Savings Bank (“Merger”), as announced on September 25, 2014.

Term

Subject to the satisfaction of the conditions set forth in the Conditions of Offer section below, your employment will begin on October 6, 2014 (“Start Date”). You will be an “at-will” employee of the Bank. See the Employment-At-Will section below for additional information.

Compensation and Benefits

Your compensation will be an annual salary of $165,000, payable in weekly installments. Should you decide to accept this conditional employment offer:

•	You will be eligible for an annual discretionary performance bonus (“Performance Bonus”) that will be prorated for the remainder of the 2014 calendar year, and is subject to the Compensation Committee’s sole discretion and approval. The Performance Bonus is contingent upon your continued employment with the Bank through the date of the Performance Bonus payout.

•

You will also be eligible for a severance payment of one month’s salary for each month of completed work, up to a maximum total of six months’ salary, in the event your employment is terminated (other than for cause) at the effective time of the Merger, or within six months following the Merger. The term “for cause” shall have the same meaning as such term is used in Section 7.5.4 of the Merger Agreement dated September 25, 2014 by and between Putnam County Savings Bank, Putnam County Acquisition Corporation, CMS Bancorp, Inc. and CMS Bank (an excerpt of which is provided for your reference in Appendix 2). The severance payment is also subject to other terms and conditions that may be set forth in a separate release-of-claims agreement with Putnam County Savings Bank that you will have an opportunity to review and sign.

•	As an employee of the Bank, you will also be eligible to participate in the health insurance, 401(k) and all other employee benefit plans made available to other employees of the Bank in accordance with the Bank’s Human Resources Policy. The Bank, in its sole discretion, has the right to amend or terminate any benefit plan or program, or your participation therein, at any time and without prior notice.

Employment-At-Will

This offer letter should not be construed as a guarantee of employment for a specific period of time. Should you accept our offer, you will be an employee-at-will, which means that either you or the Bank may terminate your employment, at any time, with or without cause and with or without notice. Please further understand that no employee or representative of the Bank has the authority to make any promises, commitment or statement of any kind that changes that status unless it is contained in a written document signed by the Bank’s CEO.

Conditions of Offer

You hereby represent and warrant to the Bank that you are not subject to any non-solicitation, noncompetition, confidentiality or any other agreement which might affect or limit your employment with the Bank.

In addition to successfully completing the steps of the Bank’s standard hiring practices and agreeing to abide by the Bank’s policies and procedures, this offer of employment with the Bank is contingent upon the following actions to be completed by you:

•	Signing and returning this offer letter;

•	Passing a pre-employment drug test; and

•	Successfully completing a background and credit check with results acceptable to the Bank.

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To accept this employment offer subject to the terms and conditions stated herein, please sign and date this letter in the space provided below. This letter sets forth the terms of your employment with the Bank and supersedes any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral.

[signature page follows]

We look forward to your favorable reply and to working with you at CMS Bank. If you have any questions, please give me a call at (914) 422-2710.

Sincerely,

John E. Ritacco
President & CEO
CMS Bank

I accept the offer of employment subject to the terms and conditions set forth above:

Michael A. Volpe

Date:	10/6/2014

Appendix 1

Chief Financial Officer

Position Responsibilities

(see attached)

Appendix 2

Excerpt of Section 7.5.4 of the Merger Agreement dated

September 25, 2014 by and between Putnam County

Savings Bank, Putnam County Acquisition Corporation,

CMS Bancorp, Inc. and CMS Bank

(subject to any amendments that may be agreed to by the parties)

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7.5.4 Any employee of CMS Bancorp or a CMS Bancorp Subsidiary who is not a party to an employment, change in control or severance agreement or other separation agreement that provides a benefit on termination of employment, whose employment is terminated involuntarily (other than for cause) at the Effective Time of the Bank Merger or within six (6) months following the Effective Time of the Bank Merger shall receive a lump sum severance payment from Putnam equal to two week’s base salary or base rate of pay at the rate then in effect, for each full year of employment, beginning with the original hire date and ending on the date of termination of employment, with CMS Bancorp or a CMS Bancorp Subsidiary, subject to a minimum of four weeks and a maximum of 26 weeks, provided, however that such employee enters into a release of claims against Putnam and its affiliates in a customary form reasonably satisfactory to Putnam. A “for cause” termination shall mean any termination of employment due to the occurrence of one or more of the following events: (A) the Continuing Employee’s failure of willful refusal to comply in any material respect with lawful Putnam’s (or any applicable Subsidiary’s) employment policies or directives, (B) the Continuing Employee’s commission of misconduct or an act of fraud, theft or embezzlement against Putnam (or any applicable Subsidiary), (C) the Continuing Employee’s conviction or plea of nolo contendere to any felony or crime involving moral turpitude, or (D) the Continuing Employee’s failure to substantially perform the duties and responsibilities of such Continuing Employee’s position. The estimated amounts payable under the CMS Bancorp Severance Plan are set forth in the CMS Bancorp Benefits Schedule.

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Job Description:

SVP/Chief Financial Officer

Grade E

Department:	Executive

Reports to:	Chief Executive Officer (President)

Supervises:	All aspects of the Company’s Accounting Function

Summary:	Directs auditing, recordkeeping and accounting activities of the financial institution. The CFO position makes recommendations relating to budget preparation, risk management, profit forecasts and operational changes, responsible for GAAP and regulatory reporting. The position works with the Asset and Liability Management (ALM) consultant as well as to develop the Bank’s investment strategy and make investment recommendations to the ALM Committee.

Job Requirements:

•	Certified Public Accountant, master’s degree in business administration (MBA), finance or related field (Preferred)

•	Minimum 3-5 years of public company experience in a senior financial position, with extensive administrative experience in financial institutions.

•	Proven background in financial institution accounting and auditing, operations, and policies and procedures related to procurement.

•	High-level analytical and communication skills.

•	Ability to manage a group of highly trained personnel.

Specific Job Functions:

•	Prepares the Company’s 10K & 10Q as well as 8K and Form 4 Reports.

•	Prepares the Company’s Call Regulatory Report

•	Oversees and maintains XBRL reporting requirements

•	Works with the Company’s attorney on public filing matters

•	Develops financial and tax strategies

•	A member of ALM-Participates in determining deposit and loan rates.

•	Prepares the monthly reconciliation of the Bank’s Investment Portfolio and provides guidance regarding investment decisions.

•	Serves as trustee of the Bank’s retirement benefit plans.

•	Assists with lease negotiation and major purchasing decisions.

•	Provides direction for planning model runs; reviews and approves office property improvement requests.

•	Assists in analysis of new branch site locations and closings of existing branches.

•	Develops and implements financial institution fiscal plans and policies.

•	Interacts with the Internal and External Auditors

•	Interacts with external auditors on Sarbanes Oxley audits

•	Handles the Bank’s Vendor Management Program

•	Handles Information Technology needs of the Company